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                                                                     EXHIBIT 3.1

                               AMENDED & RESTATED
                            ARTICLES OF INCORPORATION
                                OF ROUNDY'S, INC.

                                    ARTICLE I

     The name of the Corporation is ROUNDY'S, INC.

                                   ARTICLE II

     The purpose or purposes for which the Corporation is organized is to engage in any lawful activity within the purposes for which corporations may be organized under the Wisconsin Business Corporation Law, Chapter 180, Wisconsin Statutes.

                                   ARTICLE III

     The aggregate number of shares which the Corporation shall be authorized to issue is 1,500, consisting of one class only, designated as "Common Stock," the par value of $.01 per share.

                                   ARTICLE IV

     Any action required to be taken at a meeting of the shareholders of the Corporation, or any other action which may be taken at a meeting of the shareholders of the Corporation, may be taken without a meeting if a consent in writing, setting forth the action so taken, shall be signed by shareholders who would be entitled to vote at a meeting those shares with voting power to cast not less than the minimum number or, in the case of voting by voting groups, numbers of votes that would be necessary to authorize or take the action at a meeting at which all shares entitled to vote were present and voted.

                                    ARTICLE V

     The address of the registered office of the Corporation is 23000 Roundy Drive, Pewaukee, Wisconsin 53072, and the name of its registered agent at such address is Edward G. Kitz.

                                   ARTICLE VI

     The number of directors of the Corporation shall be such number as is fixed from time to time by the By-Laws.

                                   ARTICLE VII

     (intentionally omitted; applicable only at time of filing Restated Articles of Incorporation)

                                  ARTICLE VIII

     The voting requirements of Sections 180.1003(3), 180.1103(3), 180.1202(3),
180.1402(3) and 180.1404(2) of the Wisconsin Business Corporation Law apply to the Corporation.